EXHIBIT 99.1

For More Information contact:

Sankyo Pharma:

Wendy Lu, Hill & Knowlton (212) 885-0346

Patty Bifulco, Hill & Knowlton (212) 885-0494

Corporate Communications, Cygnus, Inc

(650) 369- 4300 www.cygn.com

For Investors

Blair Clark (212) 213-0006

Sankyo Pharma and Cygnus Announce FDA Approval for

Pediatric Use of GlucoWatch®G2™ Biographer

Parsippany, NJ, and Redwood City, CA, August 28, 2002  — Sankyo Pharma and Cygnus (Nasdaq: CYGN) announced today that Cygnus has received a supplemental pre-market approval (PMA) from the Food and Drug Administration (FDA) for use of the GlucoWatch®G2™ Biographer in children and adolescents (ages 7 to 17).  The GlucoWatch G2 Biographer (which will be available September 2002) is the second-generation model of the GlucoWatch® Biographer system, the first and only monitoring system that provides glucose readings continuously, automatically and non-invasively.  In April 2002, Cygnus received notification from the FDA that the GlucoWatch G2 Biographer was approved for use with adults.

“A comprehensive clinical research program conducted at the Barbara Davis Center for Childhood Diabetes, University of Colorado, has shown that use of the GlucoWatch Biographer in younger patients results in significant, sustained improvement in glucose control,” said H. Peter Chase, MD, Clinical Director Emeritus of the Center.  “The most valuable feature is that it helps in the detection of hypoglycemia before a severe episode happens such as a seizure or a critically low glucose level.  The device is both accurate and reliable, giving the patient a fuller picture of their glucose levels than would be obtained through episodic (non-automatic) glucose monitoring.  This is an extremely important benefit to young patients and their families, given the advantages of better glucose control early in the progression of the disease.”

An estimated 17 million people in the United States suffer from diabetes, approximately 150,000 of whom are less than 20 years of age.(1) Every year, close to 13,000 new cases are diagnosed in children.(2) The risk of developing diabetes is higher than virtually all other severe chronic childhood diseases.  Diabetes is the fifth deadliest disease in the United States.(3) The complications of uncontrolled diabetes include heart disease, stroke, high blood pressure and kidney disease.(4)

(1)	Centers for Disease Control Web site, http://www.cdc.gov/diabetes/pubs/estimates.htm
(2)	Juvenile Diabetes Research Foundation Web site, http://www.jdrf.org
(3)	American Diabetes Association Web site, http://www.diabetes.org
(4)	Centers for Disease Control Web site, http://www.cdc.gov/diabetes/pubs/estimates.htm

 “As any parent will tell you, you always worry about your children, their safety and well-being — even more so if your child has diabetes,” said Sonia Cooper, president of the non-profit Children with Diabetes Foundation and mother of a 12-year-old son with diabetes.  “We’ve had some frightening times — especially at night when his glucose levels dipped too low.  Now we can all rest easier knowing the alarm will beep and wake him.  As a result, he’s now able to go to sleepovers at friends’ houses.”

The GlucoWatch® G2™ Biographer differs from conventional blood glucose monitoring devices in several important ways:

•                  It measures and displays glucose levels automatically, continuously up to every 10 minutes, non-invasively collecting glucose through the skin, not from blood.

•                  It also creates an “electronic diary,” storing up to 8,500 glucose values that can be reviewed at the touch of a button, or uploaded into a software program, helping detect trends and track patterns in glucose levels.

•                  In addition, users can set personal glucose alert levels so that an alarm sounds if readings are too high or too low, or if readings decline rapidly.

The device consists of two main parts: the durable Biographer, a watch-like device, is worn on a person’s wrist, and the AutoSensor, a disposable component (attached to the back of the device) that allows for glucose monitoring for up to 13 hours.  It detects trends and tracks patterns in patient glucose levels.

The GlucoWatch G2 Biographer is intended for use by adults (age 18 and older) and now for children and adolescents (ages 7 to 17).  It is for prescription use only.  The Biographer is not intended to replace the common “finger-stick” testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.  It is indicated for detection and assessment of episodes of hyperglycemia and hypoglycemia, facilitating both acute and long-term therapy adjustments, which may minimize these excursions.  Interpretation of Biographer results should be based on the trends and patterns seen within several sequential readings over time.

“The GlucoWatch G2 Biographer is one of the most significant innovations to be introduced into the pediatric healthcare market,” said Joseph P. Pieroni, president, Sankyo Pharma.  “The current approval ushers in a new era for glucose monitoring in younger patients.  This product will have a huge impact on improving care for children and adolescents with diabetes.”

John C Hodgman, chairman, CEO and president of Cygnus, Inc., concurs with that sentiment, saying, “We have long believed that the additional information obtained from continuous, automatic glucose monitoring provided by the GlucoWatch® G2™ Biographer enables more informed choices to improve diabetes management.  We’re delighted to be a part of what we hope will be a solution for families affected by diabetes.”

Additional information about the GlucoWatch Biographer can be obtained by calling the toll-free number, 1-866-GLWATCH, or by visiting http://www.glucowatch.com.

Sankyo/Cygnus

Under the agreement announced July 9, 2002, Sankyo Pharma is responsible for marketing, managed care and government contracting, and distribution of the GlucoWatch G2 Biographer, in addition to promoting the product to healthcare professionals.  Sankyo will promote the Biographer with a specialty sales force of 100 representatives, as well as utilize its national sales force.  Cygnus, the manufacturer of the GlucoWatch® Biographer system, is responsible for research and development, regulatory and clinical activities.

About Sankyo

                Sankyo Pharma Inc. is dedicated to developing and marketing important pharmaceutical products for the U.S. market.  Sankyo Pharma has offices in New York and New Jersey with a Research Institute in California.  A national sales force of 550 representatives promotes Sankyo Pharma products, and they are supported by dedicated managed care and field-based medical personnel.

                Sankyo Pharma launched WelChol® (colesevelam HCI), a non-systemic lipid-lowering agent, in September 2000.  In less than 12 months after launch, WelChol vaulted to the number one position in its class, with first full-year sales exceeding $90 million in 2001.  In addition, Sankyo Pharma launched Benicar™ (olmesartan medoxomil), an angiotensin II receptor blocker (ARB) indicated for the treatment of hypertension, in April 2002.  Sankyo co-promotes Benicar with Forest Laboratories.

                Sankyo Pharma’s parent company, Sankyo Co. Ltd. of Tokyo, is Japan’s second largest pharmaceutical company, with annual worldwide sales of $4.5 billion.  Sankyo has a long history of discovering new classes of drugs, including the statin class of lipid-lowering drugs, with its discovery of the first statin, mevastatin, and the co-discovery of lovastatin, the first statin to be marketed.  Additionally, Sankyo discovered, co-developed and manufactures pravastatin sodium.  Sankyo independently markets pravastatin throughout the world and through its licensee, Bristol-Myers Squibb.  Pravastatin is marketed as Pravachol® in the United States.

About Cygnus, Inc.

Cygnus develops, manufactures and commercializes new and improved glucose-monitoring devices. The Company’s products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. The GlucoWatch® Biographer was Cygnus’ first approved product. The device and its second-generation model are the only products approved by the FDA that provide continuous, automatic and non-invasive measurement of glucose levels.  The GlucoWatch® G2™ Biographer can be worn like a watch and provides up to six glucose measurements per hour for up to 13 hours. Cygnus believes its product represents the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent of “finger-stick” blood glucose measurement approximately 20 years ago.

Cygnus will hold a live webcast of a conference call at 10:00 a.m. Eastern Time on Wednesday, August 28, 2002, between Cygnus management and certain investors to discuss the FDA pediatric approval. Interested parties can join the webcast at  http://www.firstcallevents.com/RegistrationReport?srvcId=ajwz365182521gf12.

Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software, if needed. The minimum requirement to listen to the broadcast is at least a 28.8 Kbps connection to the Internet and Windows Media Player software, downloadable free from http://www.windowsmedia.com/download/download.asp.  If you experience problems listening to the broadcast, visit http://www.firstcallevents.com/webcastHelpPage.html or send an email to webcastsupport@tfprn.com.

If you are unable to participate during the live webcast, the call will be archived on Cygnus’ corporate website for a limited time. Please visit http://www.cygn.com. To access the replay, click on the “Conference Call Webcast” icon on the home page. The call will also be archived at http://www.prnewswire.com.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about Cygnus’ plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about Cygnus’ ability to manufacture and commercially scale up the GlucoWatch Biographer, Cygnus’ plans for commercialization alliances, Cygnus’ ability to achieve market acceptance of the GlucoWatch Biographer, and Cygnus’ plans for enhancements and possible manufacturing changes through the regulatory process. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Cygnus refers you to the documents Cygnus files from time to time with the Securities and Exchange Commission, including Cygnus’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause Cygnus’ actual results to differ from Cygnus’ current expectations and any forward-looking statements contained in this news release.

Note: “GlucoWatch” is a registered trademark of Cygnus, Inc.

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